AMENDING AGREEMENT

This Amending Agreement made as of the 24th day of May, 2007

BETWEEN:

LML PAYMENT SYSTEMS INC., a corporation continued under the laws of the Yukon Territory

(the “Purchaser”)

AND:

BEANSTREAM INTERNET COMMERCE INC., a company existing under the laws of British Columbia

(the “Company”)

WHEREAS:

A.
The Purchaser and the Company entered into an arrangement agreement (the “Arrangement Agreement”) made as of April 30, 2007 pursuant to which the Purchaser and the Company agreed to effect a transaction whereby the Purchaser would acquire all of the issued and outstanding shares of the Company by means of a Plan of Arrangement; and

B.
The Purchaser and the Company wish to make certain amendments to the Arrangement Agreement pursuant to the terms and conditions of this Amending Agreement in order reflect the agreement of the parties;

NOW, THEREFORE, THIS AMENDING AGREEMENT WITNESSES that in consideration of $10.00 and the premises, covenants, conditions and provisions hereof, and for other good and valuable consideration, (the receipt and sufficiency whereof is hereby acknowledged), the parties hereto agree to amend the Arrangement Agreement as follows:

Interpretation

1.	Unless otherwise defined herein, all capitalized terms shall have the same meaning as in the Arrangement Agreement.

Amendment to the Arrangement Agreement

2.	The parties hereby agree that the Arrangement Agreement shall be amended as is set out in this Amending Agreement.

3.	The definition of “Depository” in section 1.1 of the Arrangement Agreement is hereby deleted and replaced by the following new definition:

“Depository” means Computershare Investor Services Inc.;

4.	The definition of “Gross Effective Date Cash Proceeds” in section 1.1 of the Arrangement Agreement is hereby deleted and replaced by the following new definition:

“Gross Effective Date Cash Proceeds” means the result of subtracting (X) the Cash Hold Back from (Y) the sum of (p) $10,000,000; and (q) the Pre Effective Date Calculated Working Capital;”

5.	The definition of “Meeting Date” is hereby deleted and replaced by the following new definition of “Meeting Date”:

““Meeting Date” means the date on which the Meeting is held, which date shall not be later than June 27, 2007;”

6.	The definition of “Post Effective Date Working Capital Number” in section 1.1 of the Arrangement Agreement is hereby deleted and replaced by the following new definition:

““Post Effective Date Working Capital Number” means the positive or negative amount that is the result of subtracting (X) the Pre Effective Date Calculated Working Capital from (Y) the Post Effective Date Calculated Working Capital;”

7.	Subsection 3.2(d) of the Arrangement Agreement is hereby deleted and replaced by the following new subsection 3.2(d):

“(d) Each Option (i) has been duly authorized by all necessary corporate action on the part of the Company (including authorization by the Company’s board of directors); (ii) was granted in compliance with all applicable Laws, including the BCBCA; and (iii) is evidenced by a written stock option agreement executed by the Company and the optionee thereunder (and the Company has provided Purchaser with true and complete copies of such stock option agreements, including any amendments thereto).  To the extent that the exercise price of any Option is less than the fair market value of the Common Shares purchasable pursuant to such Option as of the date of grant of such Option, the Company has properly accounted for such Option in its consolidated financial statements in accordance with GAAP (including with respect to properly recording any compensation charges required to be taken by the Company in connection with the grant of such Option).”

8.	Subsection 6.3(d) of the Arrangement Agreement is hereby deleted and replaced by the following new subsection 6.3(d):

“(d)           the Purchaser shall have deposited or caused to be deposited with the Depository specified in the Plan of Arrangement, for the benefit of the Shareholders, cash in an amount equal to the Effective Date Cash Proceeds, share certificates representing the Effective Date Share Proceeds, issued in the name of the Depository, in trust, and the Notes;

9.	The definition of “Depository” in subsection 1.1(v) of the Plan of Arrangement is deleted and replaced by the following new definition:

“”Depository” means Computershare Investor Services Inc.;”

10.
The definition of “Gross Effective Date Cash Proceeds” in subsection 1.1(mm) of the Plan of Arrangement set out as Schedule B to the Arrangement Agreement is hereby deleted and replaced by the following new definition:

““Gross Effective Date Cash Proceeds” means the result of subtracting (X) the Cash Hold Back from (Y) the  sum of (p) $10,000,000; and (q) the Pre Effective Date Calculated Working Capital;”

11.
The definition of “Post Effective Working Capital Number” in subsection 1.1(aaa) of the Plan of Arrangement set out as Schedule B to the Arrangement Agreement is hereby deleted and replaced by the following definition:

““Post Effective Date Working Capital Number” means the positive or negative amount that is the result of subtracting (X) the Pre Effective Date Calculated Working Capital from (Y) the Post Effective Date Calculated Working Capital;”

Unamended Terms Not Affected

12.	The terms and conditions of the Arrangement Agreement not amended pursuant to sections 3 to 6, inclusive, hereof are not affected by this Amending Agreement and remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Amending Agreement as of the day and year fist above written.

LML PAYMENT SYSTEMS INC.	BEANSTREAM INTERNET COMMERCE INC.
/s/ Patrick H. Gaines	/s/ Craig Thomson
Authorized Signatory	Authorized Signatory